Exhibit 99.1

Mr. Steve Brown                via email and US Mail
Chief Executive officer
RBC Life Sciences
2301 Crown Plaza
Irving Texas 75038

Dear Steve

I am in receipt of the current correspondence from Mr. Howard to the Board of Directors concerning his nomination of Mr. Chuck Boyce to the board and his intent to vote his family’s shares for Mr. Boyce. I find this news disturbing since it is in direct conflict with a resolution passed in a recent Board meeting by the full Board including Mr. Howard and the Company’s proxy recommending my re-election. At this time, I have significant differences with the Company, particularly Mr. Howard. It is my belief this action is in retaliation to my efforts as special committee Chairman appointed by the board with the responsibility to investigate Mr. Howard for purchasing RBC stock while possibly in possession of material non-public information. The investigation resulted in a letter to the SEC requesting they take no action against the company, just this past week.

I strongly disagree with the Chairman of the Board using a loophole to bypass the nominating committee made up of independent directors and add a friend to the board. I further disagree with the use of the company’s attorneys to assist Mr. Howard in identifying the loophole at shareholder expense. The nominating committee is responsible for recommending nominees to Board members then the Board decides to nominate the candidate. In this instance he is bypassing the committee and the board. As the company’s largest shareholder Mr. Howard, alone, is using the loophole for his personal agenda, and not necessarily for the interests of the shares not owned by the Howard family.

Steve, it is my fundamental belief that any board of directors has a duty to all shareholders, not just the largest shareholder. As you are well aware, I have always wanted more disclosure to our shareholders, including my unsuccessful attempts to have management schedule a quarterly conference call to investors, like most public companies. Because of the above differences, I can no longer serve or try to protect the non-Howard public shareholders. For the above reasons, I will resign from the RBC board of directors effective 9am June 24, 2015.

_______________________________
Robert Kaiser Audit committee chairman

cc. David Ovesen
Lane Gorman Trubitt
2626 Howell suite 700
Dallas, TX 75204